Exhibit 107

Filing Fee Table

           F-1

(Form Type)

               Mingteng International Corporation Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares, par value $0.00005 per share (1)	Rule 457(o)	–	$–	$15,000,000	0.0001531	$2,297.00
	Total Offering Amounts					$15,000,000		$2,297.00
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$2,297.00

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).